Exhibit 10.15

December 10, 2014

Mr. Jyoti Bansal

Via Electronic Mail

Dear Jyoti:

As you know, AppDynamics, Inc. (the “Company”) previously entered into an employment offer letter with you dated May 22, 2008, which was amended and restated as of January 30, 2014 (together, the “Prior Offer Letter”). The Company would like to amend and restate the Prior Offer Letter as set forth herein (the “Restated Offer Letter”). If you decide to accept this Restated Offer Letter, you will be eligible for the benefits, and be subject to the obligations, set forth herein.

You currently serve as the Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (the “Board”). As you know, the Company has commenced a search for a new Chief Executive Officer of the Company (the “CEO Search”). You and the Board have agreed to the candidate profile specification for the new CEO, which is attached hereto as Exhibit A (the “CEO Spec”). As part of the CEO Search, the Company has formed a Search Committee (comprised of members of the Board), the purpose of which shall be (x) to manage the CEO selection process, (y) to vet candidates for the Chief Executive Officer position in accordance with the CEO Spec and (z) to find a CEO who, once hired, will work as a partner to you. A new CEO will be hired with the spirit of partnership with you and a reporting structure as detailed in the CEO Spec, to set a peer relationship between you and the new CEO. You will be a member of the Search Committee and, as such, you agree to be actively engaged in the CEO Search process and to act in good faith to secure the best candidate as expeditiously as possible. You will possess reasonable veto authority over any CEO candidate.

You will serve as the Company’s Chief Executive Officer until the new CEO is hired, after which time your title shall be Founder, Executive Chairman and Chief Strategist of the Company. Your responsibilities are further outlined in the CEO Spec. The Company agrees that it shall not change your title, once you hold it, or scope of your responsibility as outlined in the CEO Spec, unless (x) you are involuntarily terminated by the Company, (y) you otherwise cease to remain a full-time employee of the Company or (z) you voluntarily resign such title or change your scope of responsibility. The new CEO will report to the Board, with you as Executive Chairman of the Board. The Executive Chairman is the leader of the Board and the highest ranking person on the Board and in the Company. You will report to the new CEO in your role as Chief Strategist. Moreover, your position as Executive Chairman of the Board shall be one you shall solely occupy (and from which you cannot be removed) for 3.5 years from the date of hire of the new CEO, unless (x) you are involuntarily terminated for Cause (as defined below), (y) you cease to remain a full-time employee of the Company or (z) you voluntarily relinquish such role. In furtherance of your intended long-term service on the Board as Executive Chairman, the Company will elect you as a Class III Director (or, the Class of Director up for re-election the farthest year out) in the event the Company classifies its Board in connection with becoming a public company.

You will continue to receive a monthly salary of $20,833.33 ($250,000 annualized), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an executive officer, you will also be eligible to receive all employee benefits to which our senior-most Company executives are entitled, including health insurance and paid vacation time. You should note that the Company may modify benefits from time to time as it deems necessary however, your benefits shall not be modified unless they are similarly modified for all other executive officers. In addition to your base salary and benefits, you will be eligible to receive an annual cash bonus, the expected value of which for this year is $200,000 in the aggregate based upon the achievement of mutually agreed upon MBOs and revenue targets established by you and the Board. A similar annual cash bonus plan with mutually agreed MBOs and revenue targets shall be offered to you each calendar year by April 1. You will be eligible for increases (but not decreases without your consent) in your salary and bonus amounts from time-to-time as determined by the Company’s Board. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, subject to the terms of Restated Offer Letter, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

As you know, you were granted 6,720,000 shares of the Company’s common stock (the “Common Stock”) (on a pre-forward split basis) as of April 24, 2008 (the “April 2008 Grant”), in respect of which the Company’s repurchase option has lapsed in its entirety. In addition, you were granted (x) on November 11, 2011 an option to purchase 973,506 shares of the Company’s Common Stock (on a pre-forward split basis) (the “November 2011 Grant”) and (y) on January 30, 2014 an option to purchase 4,236,933 shares of the Company’s Common Stock (post-split) (the “January 2014 Grant”), both of which grants you early exercised, and in each case a portion of which is still subject to the Company’s right of repurchase. If you decide to accept this Restated Offer Letter, it will be recommended to the Board that the Company grant you a restricted stock unit award of 1.7% of the Company’s fully-diluted outstanding share capitalization as of the date hereof, or 1,923,528 shares (post-split) of the Company’s Common Stock (the “RSU”). The RSUs shall vest in accordance with the terms of that certain Restricted Stock Unit Award Agreement, attached to this Restated Offer Letter. Such vesting attributes will include (1) straight-line four-year monthly vesting commencing as of November 19, 2014 with a cliff trigger tied to the date that the new CEO commences employment with the Company, (2) the requirement of your full-time employment with the Company, and (3) full “double trigger” vesting acceleration upon a change of control of the Company and (4) six (6) months of acceleration upon an involuntary termination without Cause (as defined below). The RSU shall be subject to the terms and conditions of the Company’s 2008 Stock Plan (the “Plan”) and Restricted Stock Unit Award Agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Notwithstanding the foregoing and subject to your execution and non-revocation of a standard release of claims in favor of the Company (or its successor) within 45 days after your employment ends, in the event that your employment is terminated by the Company without Cause (as defined below) or you terminate your employment with the Company as the result of a Constructive Termination (as defined below), in either case at any time in connection with or after a Change in Control (as defined in the Plan), then, (i) the Company shall pay you a single lump sum cash payment in an amount equal to twelve (12) months of your base salary in effect immediately prior to the termination of your employment and any bonus amounts earned up to the date of such termination, but not yet paid, (ii) the Company shall pay your reasonable COBRA health insurance premiums for you and your covered dependents for a period of twelve (12) months immediately following your employment termination date and (iii) 100% of the unvested portion of any equity awards granted to you that vest solely based on continued status as a Service Provider shall vest and become exercisable.

Further, subject to your execution and non-revocation of a standard release of claims in favor of the Company (or its successor) within 45 days after your employment ends, in the event that your employment is terminated by the Company at any time without Cause (as defined below) (and outside of the context of a Change in Control (as defined in the Plan)), the Company shall pay you a single lump sum cash payment in an amount equal to six (6) months of your base salary in effect immediately prior to the termination of your employment and any bonus amounts earned up to the date of such termination, but not yet paid and the number of Restricted Stock Units that are vested as of the date of such termination shall be calculated as if you had completed an additional six (6) months of continuing status as a full-time employee.

For avoidance of doubt, the expiration and forfeiture of any unvested equity awards and the Company’s repurchase rights under the documents governing the November 2011 Grant, January 2014 Grant and the RSU (collectively the “Equity Agreements”) or similar documents, as applicable, will be tolled as necessary to permit any acceleration contingent upon a release. The Company’s repurchase rights, if any at the time, with respect to the November 2011 Grant and the January 2014 Grant shall be automatically exercised on the 90th day after termination of your employment unless waived by the Board prior to such date.

“Cause” shall mean: (i) your engaging in illegal or unethical conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its affiliates; (ii) your violation of a federal or state law or regulation materially applicable to the Company’s business; (iii) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company; (iv) your being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates; or (v) your repeated failure to substantially perform your duties and responsibilities to the Company (or its successor, if applicable) after written notification by the Board of such failure and a reasonable opportunity to cure such failure within 30 days.

“Constructive Termination” shall mean any of the following, without your express written consent: (i) a reduction of your duties, position or responsibilities to a level below that of your then current executive position with the Company; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Strategist of the Company remains as such following a Change of Control but is not made the Chief Strategist of the acquiring corporation) shall not constitute a “Constructive Termination” if your duties, position and responsibilities within the AppDynamics business unit remain materially the same; (ii) a reduction of more than ten percent (10%) of your then-current base salary (other than as part of an across-the-board, proportional salary reduction applicable to all executive officers of the Company and approved by the Board); (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction constitutes an across-the-board reduction, applicable to all executive officers of the Company and approved by the Board); (iv) a relocation of the Company’s principal corporate offices to a location greater than 50 miles from its current location; and (v) the failure of the Company to obtain the assumption of the material obligations of this Restated Offer Letter by any successors.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s written rules and policies a copy of which shall be given to you. Such rules and policies shall not conflict or limit the rights granted to you by this Restated Offer Letter.

You acknowledge you have signed and will comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “CIIAA”) attached to this Amended and Restated Employment Offer Letter., Notwithstanding the terms of the CIIAA, it is agreed by the Company that you may investigate, research or work on ideas, business concepts, and technology that are unrelated to the Company’s business, or actual or demonstrably anticipated research and development (herein “Research”) while you remain a full-time employee of the Company and in the position of Founder, Executive Chairman and Chief Strategist. Such Research may be done at any time throughout the day and at any place whether at the Company or some other location and regardless if you are simultaneously working on other matters for the Company. For such Research, you shall use your own laptop, other electronic devices and hardware and software. You and the Company agree that the second sentence of Section 3.E. of the CIIAA shall be deleted. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we will follow the arbitration provisions and procedures set forth in Section 12 of the CIIAA, including in part that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration with such arbitration to occur in San Francisco, California, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a panel of three arbitrators (each side shall select an arbitrator and the two arbitrators shall select the third) if the Company is the initial party filing a claim and one arbitrator, if you are the initial party filing the claim who shall issue a written opinion (iv) the arbitration shall provide for adequate discovery as required by the JAMS Rules for Employment Disputes and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with the At-Will Employment, Confidential Information, Invention

Assignment and Arbitration Agreement (as modified herein) and the Equity Agreements, set forth the terms of your employment with the Company and supersede the Prior Offer Letter and any other prior representations or agreements, whether written or oral. This Restated Offer Letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a member of the Board (on behalf of the Board) and you that specifically mentions this Restated Offer Letter and that its provisions are being modified or amended.

The Company agrees to pay reasonable and documented attorneys’ fees for advice and preparation of this Restated Offer Letter. The documented bills may be redacted to protect attorney-client communications and work product.

We look forward to your favorable reply and to continuing to work with you at AppDynamics, Inc.

Sincerely, AppDynamics, Inc.

By	/s/ Asheem Chandna
Asheem Chandna
Member, Board of Directors

By	/s/ Ravi Mhatre
Ravi Mhatre
Member, Board of Directors

Accepted:	/s/ Jyoti Bansal
Jyoti Bansal

Date:

Enclosures:

Exhibit A – Profile Specification for CEO

Duplicate Original Letter

At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Restricted Stock Unit Award Agreement

Exhibit A – Profile Specification for CEO

AppDynamics was founded in 2008 by Jyoti Bansal. Today, AppDynamics is one of the fastest growing pre-IPO enterprise software companies, and is at a run-rate of $160M+ of annualized bookings, 500+ employees, and 1,500+ enterprise customers. The company has triple-digit annualized bookings growth rate, and raised the last round of financing at over a billion dollar company valuation. AppDynamics has defined a very large category of Application Intelligence with a potential TAM of $25B - $30B. Jyoti’s vision is to grow AppDynamics into the next great software platform company, with $1B+ of annual revenues by 2020, and $5B+ of annual revenues after that.

AppDynamics is looking for an experienced executive leader to join as CEO, in a very special role to work in close partnership with Jyoti. The new CEO will be Yin to Jyoti’s Yang, and this will be a role where the two work together as close partners to fulfill the vision of building the next great software company.

Jyoti will lead the company’s vision, strategy and product innovation as Founder, Executive Chairman and Chief Strategist. The new Chief Executive Officer will lead the company with operational excellence as AppDynamics scales into a public $1B+ revenue company.

The following functions will report directly to the new CEO:

•	Sales

•	Marketing

•	Finance and Investor Relations

•	Legal, HR and Operations

•	Customer Support and Services

The following functions will report directly to Jyoti:

•	R&D

•	Strategy

•	Product Management

•	Product Marketing

•	Technical Operations

The two executives will partner closely together. The new CEO will report to the board of directors, with Jyoti Bansal as Executive Chairman of the board of directors. The Executive Chairman is the leader of the Board of Directors and the highest ranking person on the Board and in the company. Jyoti will report to the new CEO in his role as Chief Strategist.

Candidate Profile:

•	Strong operational and general management experience. Proven success in growing organizations with high degrees of excellence. High intellect, demonstrated analytical capabilities, and a strong educational background (science, engineering, legal, finance, or other).

•	Strong leadership capabilities including demonstrated follower-ship and exceptional recruiting.

•	Experience at public companies, including experience with public markets.

•	High intellectual flexibility. AppDynamics is in a very rapidly changing industry dynamic and intellectual flexibility to learn new things, ability to build and adapt to disruptively new playbooks is extremely key.

•	Low-ego and down-to-earth. AppDynamics is looking for someone who has consistently been described by co-workers and employees as very low-ego, down-to-earth and humble throughout their careers.

•	Have a “connect and inspire” instead of “command and control” organizational leadership style.

•	Ability to fit within an innovation-driven culture. Culturally, AppDynamics is closer to Google in culture with a heavy focus on building great products and making customers very successful. The ability to continue that cultural foundation and build on it, will be key to AppDynamics becoming a $1B+ revenue company.

•	Bold and big-thinking. We have a big and bold vision at AppDynamics. The new CEO must be the kind of person who is comfortable and is excited about leading an organization towards a big goal.

•	Long-term thinking. The new CEO must be comfortable with balancing short-term results, without losing sight from longer-term company and category building.

•	Strong communicator, both internally with employees and the board, and externally with customers, investors, etc.